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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4) *

                             Arch Capital Group Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Shares, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    G0450A105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                               September 30, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Partners, L.P.
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 6.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             N/A
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             California
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     1,235,551 [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                              10
                                      1,235,551 [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
             1,235,551 [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
             3.4%  [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
     14
             PN
-------------===================================================================


                               Page 2 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Institutional Partners II, L.P.
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 6.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             N/A
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             California
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     312,036 [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                              10
                                      312,036 [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
             312,036 [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
             0.9% [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
     14
             PN
-------------===================================================================


                               Page 3 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Institutional Partners III, L.P.
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a)  [   ]
                                                              (b)  [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 6.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             N/A
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             Delaware
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     264,048 [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                              10
                                      264,048 [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
             264,048 [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
             0.7% [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
     14
             PN
-------------===================================================================


                               Page 4 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Tinicum Partners, L.P.
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 6.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             N/A
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             New York
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     50,500 [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                              10
                                      50,500 [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
             50,500 [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
             0.1% [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
     14
             PN
-------------===================================================================


                               Page 5 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             RR Capital Partners, L.P.
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 6.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             N/A
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             Delaware
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     28,790 [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                              10
                                      28,790 [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
             28,790 [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
             0.1% [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
     14
             PN
-------------===================================================================


                               Page 6 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Management, L.L.C.
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 6.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             N/A
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             Delaware
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     640,964 [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                              10
                                      640,964 [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
             640,964 [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
             1.8% [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
     14
             IA, OO
-------------===================================================================


                               Page 7 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Partners, L.L.C.
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 6.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             N/A
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             Delaware
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     1,890,925 [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                              10
                                      1,890,925 [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
             1,890,925 [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
             5.2% [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
     14
             OO
-------------===================================================================


                               Page 8 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Chun R. Ding
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 6.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             N/A
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     2,531,889 [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                              10
                                      2,531,889 [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
             2,531,889 [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
             6.9% [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
     14
             IN
-------------===================================================================


                               Page 9 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Joseph F. Downes [See Preliminary Note]
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 6.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             N/A
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     -0-
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                              10
                                      -0-
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
             -0-
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
             0.0%
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
     14
             IN
-------------===================================================================


                              Page 10 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             William F. Duhamel
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 6.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             N/A
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     2,531,889 [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                              10
                                      2,531,889 [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
             2,531,889 [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
             6.9% [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
     14
             IN
-------------===================================================================


                              Page 11 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Charles E. Ellwein
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 6.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             N/A
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     2,531,889 [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                              10
                                      2,531,889 [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
             2,531,889 [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
             6.9% [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
     14
             IN
-------------===================================================================


                              Page 12 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Richard B. Fried
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 6.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             N/A
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     2,531,889 [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                              10
                                      2,531,889 [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
             2,531,889 [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
             6.9% [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
     14
             IN
-------------===================================================================


                              Page 13 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Monica R. Landry
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 6.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             N/A
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     2,531,889 [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                              10
                                      2,531,889 [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
             2,531,889 [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
             6.9% [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
     14
             IN
-------------===================================================================


                              Page 14 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             William F. Mellin
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 6.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             N/A
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     2,531,889 [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                              10
                                      2,531,889 [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
             2,531,889 [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
             6.9% [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
     14
             IN
-------------===================================================================


                              Page 15 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Stephen L. Millham
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 6.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             N/A
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     2,531,889 [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                              10
                                      2,531,889 [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
             2,531,889 [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
             6.9% [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
     14
             IN
-------------===================================================================


                              Page 16 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Rajiv A. Patel
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 6.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             N/A
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     2,531,889 [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                              10
                                      2,531,889 [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
             2,531,889 [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
             6.9% [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
     14
             IN
-------------===================================================================


                              Page 17 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Derek C. Schrier
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 6.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             N/A
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     2,531,889 [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                              10
                                      2,531,889 [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
             2,531,889 [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
             6.9% [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
     14
             IN
-------------===================================================================


                              Page 18 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Thomas F. Steyer
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 6.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             N/A
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     2,531,889 [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                              10
                                      2,531,889 [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
             2,531,889 [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
             6.9% [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
     14
             IN
-------------===================================================================


                              Page 19 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Mark C. Wehrly
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 6.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             N/A
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     2,531,889 [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                              10
                                      2,531,889 [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
             2,531,889 [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
             6.9% [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
     14
             IN
-------------===================================================================

                              Page 20 of 28 Pages

     This Amendment No. 4 to Schedule 13D (this "Amendment") amends the Schedule 13D initially filed on April 12, 2002 (collectively, with all amendments thereto, the "Schedule 13D").
     Preliminary Note: The Reporting Persons are filing this Schedule 13D with respect to the Common Shares, par value $0.01 per share (the "Common Shares"), of Arch Capital Group Ltd. (the "Company"). Certain of the Reporting Persons own, in aggregate, (i) 1,115,688 Common Shares and (ii) 1,416,201 Series A Convertible Preference Shares (the "Preference A Shares") issued by the Company, each Preference A Share immediately convertible into one Common Share. All numbers and percentages contained in this Schedule 13D represent Common Shares and not Preference A Shares (unless stated otherwise). For information regarding the Preference A Shares, see the Company's Prospectus Supplement dated April 3, 2002 and the Schedule 13D filed by the Reporting Persons on April 12, 2002.
     Joseph F. Downes resigned as a managing member of the Management Company and the Farallon General Partner effective September 30, 2005. This amendment to the Schedule 13D reports that Mr. Downes is no longer the deemed beneficial owner of any of the Common Shares reported herein.

 Item 2. Identity And Background
-------- -----------------------

         Item 2 of the Schedule 13D is amended and restated in its entirety as follows:

         (a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         The Farallon Funds
         ------------------

                  (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Common Shares beneficially owned by it (through its ownership of Common Shares and Preference A Shares);

                  (ii) Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Common Shares beneficially


                              Page 21 of 28 Pages
                           owned by it (through its ownership of Common Shares and Preference A Shares);

                  (iii) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Common Shares beneficially owned by it (through its ownership of Common Shares and Preference A Shares);

                  (iv) Tinicum Partners, L.P., a New York limited partnership ("Tinicum"), with respect to the Common Shares beneficially owned by it (through its ownership of Common Shares and Preference A Shares); and

                  (v) RR Capital Partners, L.P., a Delaware limited partnership ("RR"), with respect to the Common Shares beneficially owned by it (through its ownership of Common Shares and Preference A Shares).

         FCP, FCIP II, FCIP III, Tinicum and RR are together referred to herein as the "Farallon Funds."

         The Management Company
         ----------------------

                  (vi) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Common Shares beneficially owned by certain accounts managed by the Management Company (the "Managed Accounts") (through their ownership of Common Shares and Preference A Shares).

         The Farallon General Partner
         ----------------------------

                  (vii) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Farallon Funds (the "Farallon General Partner"), with respect to the Common Shares beneficially owned by each of the Farallon Funds (through its ownership of Common Shares and Preference A Shares).

         The Farallon Managing Members
         -----------------------------

                  (viii) The following persons who are (or, solely with respect to Joseph F. Downes, were) managing members of both the Farallon General Partner and the Management Company, with respect to the Common Shares beneficially owned by the Farallon Funds and the Managed Accounts: Chun R. Ding ("Ding"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Charles E. Ellwein ("Ellwein"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Rajiv A. Patel ("Patel"), Derek C. Schrier ("Schrier"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").



                              Page 22 of 28 Pages

     Ding, Downes, Duhamel, Ellwein, Fried, Landry, Mellin, Millham, Patel, Schrier, Steyer and Wehrly are together referred to herein as the "Farallon Individual Reporting Persons."
         (b)      The address of the principal  business and principal office of
(i) the Farallon Funds, the Farallon General Partner and the Management Company is One Maritime Plaza, Suite 1325, San Francisco, California 94111 and (ii) each of the Farallon Individual Reporting Persons is set forth in Annex 1 hereto.
         (c) The principal business of each of the Farallon Funds is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the Farallon General Partner is to act as the general partner of the Farallon Funds. The principal business of the Management Company is that of a registered investment adviser. The principal business of each of the Farallon Individual Reporting Persons is set forth in Annex 1 hereto.
         (d) None of the Farallon Funds, the Management Company, the Farallon General Partner or any of the Farallon Individual Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e) None of the Farallon Funds, the Management Company, the Farallon General Partner or any of the Farallon Individual Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.


                              Page 23 of 28 Pages

         (f) The citizenship of each of the Farallon Funds, the Farallon General Partner and the Management Company is set forth above. Each of the Farallon Individual Reporting Persons is a citizen of the United States.
         The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.

Item 5.  Interest In Securities Of The Issuer.
-------  ------------------------------------

         Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

         (a)      The Farallon Funds
                  ------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Farallon Fund is incorporated herein by reference for each such Farallon Fund. The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based upon the sum of (i) the 35,274,505 Common Shares outstanding as of July 28, 2005 as reported by the Company in its Form 10-Q for the quarterly period ended June 30, 2005 filed with the Securities and Exchange Commission on August 3, 2005 and (ii) with respect to each Reporting Person, the number of additional Common Shares such Reporting Person is deemed to beneficially own through its beneficial ownership of Preference A Shares.

                  (c) No transactions in the Common Shares have been consummated in the past 60 days.

                  (d) The Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Common Shares and Preference A Shares held by the Farallon Funds as reported herein. The Farallon Individual Reporting Persons other than Downes are managing members of the Farallon General Partner.

                  (e)      Not applicable.

         (b)      The Management Company
                  ----------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

                  (c) No transactions in the Common Shares have been consummated in the past 60 days.


                              Page 24 of 28 Pages

                  (d) The Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Common Shares and Preference A Shares held by the Managed Accounts as reported herein. The Farallon Individual Reporting Persons other than Downes are managing members of the Management Company.

                  (e)      Not applicable.

         (c)      The Farallon General Partner
                  ----------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Farallon General Partner is incorporated herein by reference.

                  (c)      None.

                  (d) The Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Common Shares and Preference A Shares held by the Farallon Funds as reported herein. The Farallon Individual Reporting Persons other than Downes are managing members of the Farallon General Partner.

                  (e)      Not applicable.

         (d)      The Farallon Individual Reporting Persons
                  -----------------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Farallon Individual Reporting Person is incorporated herein by reference for each such Farallon Individual Reporting Person.

                  (c)      None.

                  (d) The Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Common Shares and Preference A Shares held by the Farallon Funds as reported herein. The Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Common Shares and Preference A Shares held by the Managed Accounts as reported herein. The Farallon Individual Reporting Persons other than Downes are managing members of both the Farallon General Partner and the Management Company.

                  (e) As of September 30, 2005, Joseph F. Downes may no longer be deemed to be a beneficial owner of the Common Shares.

         The Common Shares reported hereby for the Farallon Funds are owned directly by the Farallon Funds and those reported by the Management Company on behalf of the Managed


                              Page 25 of 28 Pages

Accounts are owned directly by the Managed Accounts. The Preference A Shares in respect of which the Farallon Funds and the Managed Accounts (as reported by the Management Company) are deemed to beneficially own Common Shares are owned directly by the Farallon Funds and the Managed Accounts. The Farallon General Partner, as general partner to the Farallon Funds, may be deemed to be the beneficial owner of all such Common Shares beneficially owned by the Farallon Funds. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Common Shares beneficially owned by the Managed Accounts. The Farallon Individual Reporting Persons other than Downes, as managing members of both the Farallon General Partner and the Management Company, may each be deemed to be the beneficial owner of all such Common Shares beneficially owned by the Farallon Funds and the Managed Accounts. Each of the Management Company, the Farallon General Partner and the Farallon Individual Reporting Persons hereby disclaims any beneficial ownership of any such Common Shares.


                              Page 26 of 28 Pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 3, 2005

                        /s/ Monica R. Landry
                     ----------------------------------------
                     FARALLON PARTNERS, L.L.C.,
                     On its own behalf and as the General Partner of FARALLON CAPITAL PARTNERS, L.P.,
                     FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P.,
                     and RR CAPITAL PARTNERS, L.P.,
                     By Monica R. Landry,
                     Managing Member


                        /s/ Monica R. Landry
                     ----------------------------------------
                     FARALLON CAPITAL MANAGEMENT, L.L.C.,
                     By Monica R. Landry,
                     Managing Member


                        /s/ Monica R. Landry
                     ----------------------------------------
                     Monica R. Landry, individually and as attorney-in-fact for each of Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.

         The Powers of Attorney, each executed by Downes, Duhamel, Fried, Mellin, Millham, Steyer and Wehrly authorizing Landry to sign and file this
Schedule 13D on each person's behalf, which were filed with Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on July 16, 2003, by such Reporting Persons with respect to the Common Stock of New World Restaurant Group, Inc., are hereby incorporated by reference. The Powers of Attorney executed by each of Ding and Schrier authorizing Landry to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix
Pharmaceuticals, Ltd., is hereby incorporated by reference. The Powers of Attorney executed by each of Ellwein and Patel authorizing Landry to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on


                               Page 27 of 28 Pages

January 8, 2004 by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference.




















                               Page 28 of 28 Pages